Exhibit 99.1

[Opteum Logo]

OPTEUM INC. REPORTS FOURTH QUARTER 2006 AND
FULL-YEAR 2006 RESULTS

VERO BEACH, FL (February 14, 2007)— Opteum Inc. (NYSE:OPX) (“Opteum” or the “Company”), a real estate investment trust (“REIT”) that operates an integrated mortgage-related securities investment portfolio and mortgage origination platform, today announced financial results for the fourth quarter and year ended December 31, 2006.

Summary of Results of Operations
For the quarter ended December 31, 2006, Opteum reported a consolidated net loss of approximately $33.9 million, or $(1.38) per Class A Common Share. This includes a $10.0 million loss attributable to an other than temporary impairment as of December 31, 2006, of certain mortgage-backed security (“MBS”) portfolio assets that we have sold or intend to sell during the first quarter of 2007.  Accumulated Other Comprehensive Loss has been reduced by a corresponding amount and these MBS assets will be reflected on our balance sheet at fair market value as of December 31, 2006.  Any difference between the fair market value of these MBS assets as of December 31, 2006, and the amounts ultimately realized upon the sale of such MBS assets will be reflected as a gain or loss in our first quarter 2007 earnings.  We currently estimate that our first quarter 2007 earnings will include a loss of approximately $1.1 million related to the sale of these MBS assets. For the fourth quarter of 2005, Opteum reported a consolidated net loss of $2.7 million, or $(0.12) per Class A Common Share.

For the year ended December 31, 2006, Opteum reported a consolidated net loss of approximately $49.5 million, or $(2.02) per Class A Common Share, compared with consolidated net income of $24.3 million, or $1.03 per Class A Common Share, for the year ended December 31, 2005.

Book Value per Share
The Company currently estimates that its Book Value per Share as of December 31, 2006, was approximately $7.85 compared with $8.41 as of September 30, 2006. Book Value per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value per Share by dividing total stockholders’ equity by the total number of shares outstanding of the Company’s Class A Common Stock.

Management Commentary
Commenting on the Company’s 2006 fourth quarter and full-year results, Jeffrey J. Zimmer, Chairman, President and Chief Executive Officer, said, “There is nothing we dislike more than reporting negative operating results. The Company had one of the best records of earnings and dividends among our New York Stock Exchange-traded peer group during 2004 and 2005, but in 2006 we underperformed much of the peer group, which was understandably reflected in our stock price. Challenging business and operating conditions during 2006 resulted in inferior financial performance in both of our business units. The Company’s investment portfolio produced losses during the second half of the year as higher borrowing costs - the result of two years of increases in the Federal Funds Rate - finally surpassed the gross yield on our portfolio assets. The sale of certain MBS assets during the first quarter of 2007 is intended to enable the Company to realize a positive net interest margin profit at a faster pace. The Company’s taxable REIT subsidiary and mortgage origination platform, Opteum Financial Services, LLC (“OFS”), has posted losses for four consecutive quarters, primarily due to four reasons: stiff competition for mortgage loans during a period when the number of loans originated declined nationwide, high debt costs, certain operating inefficiencies and a substantial increase during the fourth quarter in loan loss reserves due to anticipated increases in early payment defaults on fourth quarter 2006 originations. Despite the Company’s recent operating losses, however, we are optimistic about the opportunities that lie ahead in 2007. Actions have been taken and additional actions are being evaluated to create a path to profitability in the near future.”

Details of Results of Operations
The Company’s fourth quarter consolidated results include net interest expense of approximately $6.9 million, a $10.0 million loss attributable to an other than temporary impairment of certain MBS portfolio assets, $2.0 million in losses on mortgage banking activities (inclusive of a decrease of $4.9 million in the fair value of retained interests in securitizations and hedging gains of $0.6 million), $7.6 million in gross servicing fee income, a $2.8 million gain on sale of a minority interest in its subsidiary, $2.3 million in other income, and an income tax benefit of $11.5 million. The Company’s fourth quarter consolidated results also include a $10.6 million reduction in fair value of mortgage servicing rights (comprising a $5.2 million decrease in fair value and a $5.4 million decrease in fair value due to run-off), and $28.7 million in expenses (inclusive of a $7.3 million increase in the Company’s valuation allowance for loan losses).

The Company’s full-year 2006 consolidated results include approximately $13.5 million of net interest income, a $10.0 million loss attributable to an other than temporary impairment of certain MBS portfolio assets, $15.5 million in gains on mortgage banking activities (inclusive of a decrease of $6.3 million in the fair value of retained interests in securitizations and hedging losses of $6.2 million), $26.5 million in gross servicing fee income, a $2.8 million gain on the sale of a minority interest in its subsidiary, $7.4 million in other income, and a $27.2 million income tax benefit. The Company’s full-year 2006 consolidated results also include a $34.7 million reduction in fair value of mortgage servicing rights (comprising a $14.6 million decrease in fair value and a $20.1 million decrease in fair value due to run-off), and $97.8 million in expenses (inclusive of a $13.3 million increase in the Company’s valuation allowance for loan losses).

Loan Loss Reserves
The Company’s total loan loss provision in 2006 was $13.3 million. Of that amount, $7.3 million was reserved in the fourth quarter of 2006. The actual loan losses realized in 2006 were $7.5 million, $3.3 million of which were realized during the fourth quarter of 2006. The additional reserves were due to anticipated increases in early payment defaults on fourth quarter 2006 originations. As of December 31, 2006, the Company’s valuation allowance for loan losses was $8.0 million, compared with $2.2 million as of December 31, 2005.

SOX Compliance and Audit Related Expenses
Prior to November 3, 2005, the Company’s subsidiary, OFS, was a privately held enterprise and was not subject to Section 404 of the Sarbanes-Oxley Act (“SOX”). During 2006, in addition to the time and value of OFS’s full-time employees, who collectively spent thousands of hours working on SOX compliance, the Company paid outside consultants approximately $1.8 million in fees to help guide OFS's successful SOX compliance efforts. Audit-related fees paid by the Company during 2006 were approximately $1.7 million, which was approximately 16% higher than the Company’s initial estimates and primarily resulted from work related to the restatement of the Company’s consolidated financial statements for the periods ended March 31, 2006, and June 30, 2006.

Liquidity
As of today, the Company’s combined cash, short-term receivables (excluding inter-company loans to OFS) and unencumbered securities total over $92 million, which is approximately 60% of our market capitalization as of today’s close of business. Although these assets can be used for many purposes, including purchasing additional MBS, supporting growing operations at OFS, or as a defense against unfavorable market changes, the Company presently intends to deploy future available cash by purchasing additional MBS for its investment portfolio.

REIT Taxable Income
For the year ended December 31, 2006, the Company currently estimates its REIT taxable income to be approximately $5.1 million, which includes approximately $3.1 million in capital gains and approximately $10.2 million of interest income on inter-company loans to OFS. As discussed below under “Regulation G Reconciliation,” REIT taxable income is determined in accordance with the Internal Revenue Code rather than Generally Accepted Accounting Principles (“GAAP”). Opteum reports REIT taxable income because it is required annually to distribute as dividends at least 90% of its REIT taxable income to maintain its REIT tax qualification status.

Regulation G Reconciliation
REIT taxable income is calculated according to the requirements of the Internal Revenue Code rather than GAAP. During the year ended December 31, 2006, the Company distributed all of its REIT taxable income in order to retain its tax qualification status as a REIT. The following table reconciles Opteum’s consolidated results from operations to the estimated REIT taxable income for the year ended December 31, 2006:

Year Ended December 31, 2006
(in millions)
Consolidated GAAP net loss	$ (49.6)
Plus: net loss of the taxable REIT subsidiary included above	32.9
GAAP net loss from REIT operations	(16.7)
Inter-company interest paid on loans	10.2
Loss attributable to other than temporary impairment of certain MBS assets	10.0
Book/tax depreciation and amortization differences	0.5
Book/tax capital gains differences	0.4
Equity Compensation book/tax differences, net	0.8
Other book/tax differences, net	(0.1)

Estimated REIT Taxable Income	$ 5.1

The Company believes the foregoing reconciliation of REIT taxable income is useful to investors because REIT taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. However, because REIT taxable income is an incomplete measure of the Company’s financial performance and involves differences from net income computed in accordance with GAAP, REIT taxable income should be considered as supplementary to, and not a substitute for, the Company’s net income computed in accordance with GAAP as a measure of the Company’s financial performance.

Discussion of Strategic Actions
The following is a summary of some of the strategic actions taken to date in an effort to restore the Company’s profitability and the Company’s strategy for the remainder of 2007.

Opteum’s MBS Portfolio
During 2005 and 2006, the portfolio management team at Opteum held the existing MBS investment portfolio without selling low-yielding assets. If the low-yielding assets had been sold, the Company would have permanently impaired book value at such time. When interest rates increase, as they have for two years, the value of the Opteum’s portfolio assets generally decline. Valuation declines that are not other than temporary are recorded on the Company’s consolidated balance sheet as “Accumulated Other Comprehensive Loss,” representing the cumulative difference between the historical cost of the Company’s portfolio assets and the current fair market value of such assets.

As of September 30, 2006, Accumulated Other Comprehensive Loss totaled $98.0 million. As of December 31, 2006, this amount declined to approximately $76.8 million due to a net increase during the quarter of approximately $11.3 million in the value of Opteum’s investment portfolio and the recognition in current period earnings of a $10.0 million loss attributable to an other than temporary impairment of certain MBS portfolio assets that have been or will be sold in early 2007. As the mortgages underlying Opteum’s investment assets are fully paid off, assuming such assets are all held to maturity, the Accumulated Other Comprehensive Loss would be reduced to zero and would result in an increase in Book Value per Share.

Despite the potential for growth in Book Value per Share, such growth cannot fully be realized if the Company’s operating results do not improve. Growth in Book Value per Share will be reduced by any losses realized at Opteum and OFS. Thus, in order to maximize the potential growth in Book Value per Share, Opteum’s portfolio management team has sold or intends to sell MBS portfolio assets whose aggregate fair market value at December 31, 2006, was approximately $446 million. The proceeds of these sales have been or will be reinvested in higher yielding assets. In accordance with applicable accounting standards, the Company has recorded an other than temporary impairment as of December 31, 2006, of $10.0 million associated with the MBS portfolio assets sold or intended to be sold and this amount is reflected as a loss in the Company’s fourth quarter and full-year 2006 consolidated results of operations. For REIT tax purposes, the sale of these MBS portfolio assets will be recognized in 2007. At this time, the Company does not currently plan to implement any further sales of MBS portfolio assets. Additionally, beginning in December 2006, Opteum began reinvesting the monthly pay downs of mortgage loans underlying its portfolio assets. Monthly pay downs averaged $111 million per month in 2006 with a range of $90 million to $145 million per month.

Opteum’s management believes the reinvestment of a small portion of its investment portfolio into higher-yielding assets, along with reinvesting pay downs on a monthly basis, will reestablish a positive net interest margin for its MBS portfolio by the third quarter of 2007. If this can be achieved, the Company will be able to mitigate any other operating losses and will be better positioned to pay a more substantial dividend than that of recent quarters.

As of December 31, 2006, Opteum’s MBS portfolio had a fair value of $2.8 billion. Also, as of December 31, 2006, the weighted average yield on these assets was 4.77% and the weighted average borrowing cost was 5.31%, representing a "snapshot" negative net interest margin of 54 basis points. The weighted average constant prepayment rate for this portfolio was 25.12% for December 2006. The effective duration of the portfolio at the end of the fourth quarter was 1.023. As of December 31, 2006, Opteum had 19 master repurchase agreements with various investment banking firms and other lenders with an aggregate repurchase obligations of $2.7 billion under 10 of these agreements.

Opteum Financial Services
During the fourth quarter of 2006, OFS originated or purchased $1.6 billion in mortgages, compared with $1.59 billion originated or purchased during the fourth quarter of 2005. For the full-year 2006, OFS originated or purchased $6.31 billion in mortgages, which was down 2.8% from the $6.49 billion originated or purchased in 2005. However, the nearly flat levels for 2006 versus 2005 are differentiated by the 21.0% year-over-year decline in the higher-margin OFS retail business versus the 13.0% increase in the lower-margin OFS conduit business. Year-over-year wholesale originations and purchases were up 0.2%.

Actual margins associated with sales of mortgage loans at OFS during 2006 were less on average during the year than had been anticipated due largely to stiff competition in the marketplace for mortgage originations. The difference in actual margin represents the largest component of operating losses incurred in 2006. Exacerbating these lower-than-expected loan sale margins was an increase in loan loss reserves as a result of increases in early payment defaults on fourth quarter 2006 originations, a decline in value of OFS’s retained interests in securitizations, and net losses on hedge transactions related to both mortgage servicing rights and the retained interests.

In response to these results and to the secular development of brokerage firms acquiring mortgage lenders that are then provided with significantly lower funding costs, the Company’s management team worked closely with key lenders to improve asset funding rates and initial margin rates. In late December 2006, the Company announced the sale to Citigroup Global Markets Realty Corp. (“Citigroup Realty”) of a 7.5% non-voting Class B limited liability company membership interest in OFS and amendments to OFS’s financing facilities with Citigroup Realty that the Company currently believes, based on 2007 projected production levels, will lead to approximately $5.5 million to $6 million in savings at OFS.

Over the course of 2006, the Company carefully reviewed all positions at OFS in order to assess the criticalness of each job position to OFS’s operations. This resulted in the elimination of 272 positions at OFS. However, OFS’s expansion into northern Florida, the Midwest and San Diego resulted in the addition of 78 new sales or sales-support personnel. As of December 31, 2006, OFS employed 882 associates, which is a net reduction of 194 positions from December 31, 2005. The combined savings from staff reductions and new lending agreements should result in significantly leaner operations at OFS in 2007 than in the past.

The expected recovery in the Company’s Book Value per Share discussed above will not be fully realized if OFS’s results do not improve. However, the OFS management team believes the combination of its new funding terms, cost savings associated with its reduction in staff, and access to Citigroup Realty’s capital markets expertise will lead to breakeven or positive monthly results at OFS by mid-2007.

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Closing Remarks
“Over the course of the last 45 days, a number of sub-prime mortgage originators have announced significant increases in loan loss provisions, with a few even ceasing operations," Zimmer added. "The hugely negative implication for earnings among most of these companies has led to a full scale rout of their stock prices - some declining as much as 45% in the last two months. In contrast, OFS has limited exposure to the sub-prime market with sub-prime originations representing only 4.3% of OFS’s 2006 mortgage production volume. Unfortunately, it appears that the recent decline in the stock prices of sub-prime lenders has had an impact on the stock prices of prime and Alt-A lenders as well, as described by the many equity analysts who have released research reports on mortgage lenders over the last two weeks.

“Separately, over the last few months, investors have inquired whether the Company has been repurchasing stock, given that it has been trading at close to a 15% discount to Book Value per Share. The Board authorized a stock buyback program in 2005 that was limited to one year in duration, and the authorization has expired. As a small-cap company, Opteum prizes its liquidity and its ability to support growth and future profitability. Shrinking the Company’s capital beyond the original stock buyback program would hinder the Company's ability to invest and to grow, and is not deemed to be in the long-term best interest of all shareholders.

“The Board of Directors and our senior management team believe that the implementation of recent operating changes will lead to positive operating results during 2007. I look forward to making that promise a reality so all of our shareholders can realize a positive return on their investment,” Zimmer concluded.

Opteum will hold a conference call to discuss this press release tomorrow, February 15, 2007, at 10:30 a.m. Eastern time. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.opteum.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through February 22, 2007.

About Opteum
Opteum Inc. is a real estate investment trust (“REIT”) that operates an integrated mortgage-related investment portfolio and mortgage origination platform. The REIT invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It attempts to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. Opteum’s mortgage origination platform, Opteum Financial Services, originates, buys, sells, and services residential mortgages through offices throughout the United States and operates as a taxable REIT subsidiary.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Opteum Inc.'s filings with the Securities and Exchange Commission, including Opteum Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Opteum Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact: Robert E. Cauley
Chief Financial Officer
772-231-1400
www.opteum.com